Exhibit 10.18

BAKBONE SOFTWARE INCORPORATED

10145 Pacific Heights Boulevard

Suite 500

San Diego, CA 92121

November 18, 2003

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners IV, L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

1001 Bayhill Drive

Suite 300

San Bruno, CA 94066

Dear Sirs:

BakBone Software Incorporated –

Series A Preferred Shares

The parties hereto are parties to a Series A preferred share purchase agreement (the “Share Purchase Agreement”) dated June 18, 2003, pursuant to which BakBone Software Incorporated (the “Company”) issued 22,000,000 Series A preferred shares (the “Stock” or the “Securities”) to VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. (each a “Purchaser” and together, the “Purchasers”), in the allocations set forth in the Share Purchase Agreement, of which 18,000,000 of such Securities are presently held by the Purchasers. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Share Purchase Agreement.

In consideration of the covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed to vary or forego certain of the rights, terms and conditions attaching to the Securities, as set out in the Share Provisions, on the following terms and conditions:

1. Share Transfer Restriction

(a) Subject to paragraph (b) below, and provided that the Company is in material compliance with the terms of the Share Purchase Agreement and its Exhibits, except as varied hereby, each of the Purchasers’ covenants and agrees that, without the Company’s prior written consent, such consent not to be unreasonably withheld or delayed, the Purchaser will not sell, transfer, assign, encumber, pledge or dispose of (any such event being referred to in this Section as a “transfer”) all or any right, title or interest held by it in the 18,000,000 Securities (or the common shares (“Common Shares”) issuable upon exercise of the Securities), held by the Purchasers on the date hereof, except as set forth below:

(i)	the above transfer restriction shall cease and have no further force or effect with respect to 6,000,000 of the Securities and underlying Common

Shares, in each case pro rata to the respective interests of the Purchasers in such shares, 90 days after the date hereof;

(ii)	the above transfer restriction shall cease and have no further force and effect with respect to an additional 6,000,000 of the Securities and the underlying Common Shares, in each case pro rata to the respective interests of the Purchasers in such shares, 180 days after the date hereof; and

(iii)	the above transfer restriction shall cease and have no further force and effect with respect to the remaining 6,000,000 Securities and the underlying Common Shares, in each case pro rata to the respective interests of the Purchasers in the Securities, 270 days after the date hereof.

(b) The restrictions on transfer in paragraph (a) shall terminate and have no further effect, and for greater certainty, subject to any restrictions under securities laws, each Purchaser shall be entitled to transfer any or all of the Securities at any time after the date hereof, if the Company proposes to merge or amalgamate with any other entity, other than as part of an internal restructuring with no change of control of the Company, or if an offer or take-over bid is made for the shares of the Company. The restrictions on transfer in paragraph (a) shall be deemed to terminate under this paragraph (b) on the earlier of (i) the date that such merger, amalgamation, offer or take-over bid is announced, and (ii) the date on which such restrictions would be required to be terminated in order to permit a Purchaser to participate in such merger or amalgamation or to tender the shares to such offer or take-over bid.

2. Waiver of Automatic Conversion Feature

In consideration for the Purchasers agreeing to the transfer restrictions on their 18,000,000 Securities and underlying Common Shares set forth in Section 1(a) above, and provided that the Purchasers are not otherwise in material breach of this Agreement, the Company agrees that it shall not, at any time on or prior to that date which is 270 days after the date hereof effect the automatic conversion of the Preferred Shares in accordance with section 4(b)(iii) of the Share Provisions, should the Common Shares of the Company have had a closing price, for 45 consecutive trading days, on the Toronto Stock Exchange, of at least CDN. $5.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization).

3. Waiver of Liquidation Preference

If, between the date hereof and that date which is 270 days after the date hereof, the Common Shares of the Corporation have had a closing price, for 45 consecutive trading days, on the Toronto Stock Exchange, of at least CDN. $5.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization), and the Company has not effected the conversion of the Securities as a result of the operation of Section 2 of this Agreement, and the Company subsequently becomes insolvent or bankrupt (an “Insolvency Event”), either (i) voluntarily, (ii) by the entry by a court of competent jurisdiction in a case under bankruptcy laws, or the issue of any similar order adjudicating the Company as bankrupt or insolvent under any other applicable bankruptcy, insolvency or liquidation law, (iii) the entry by a court of competent jurisdiction of a decree or order appointing a receiver, custodian, assignee, trustee, liquidator or other similar official of the Company or of any substantial part of the property of the Company, or ordering a winding-up or liquidation of its affairs, or (iv) the making by the Company of an assignment for the benefit of its creditors, or the failure of the Company generally to pay its debts as they become due, then, in each such case, the Purchasers hereby irrevocably agree to the waiver of their liquidation preference set out in section 2(a) of the Share Provisions and, for all purposes, in the event of any such Insolvency Event, shall be treated equally and rateably with the holders of the Common Shares of the Corporation, as if the Purchasers were holders of Common Shares.

4. Representations and Warranties; Indemnities

(a) The Company represents and warrants to the Purchasers that each of the representations and warranties made by the Company in Schedule A hereto is true and correct.

(b) Each Purchaser represents and warrants to the Company that each of the representations and warranties made by the Purchaser in Schedule B hereto is true and correct.

(c) All representations and warranties of the parties set forth in the Schedules hereto shall survive until the date that is 12 months following the date hereof and any claim made in respect of any breach or alleged breach of any representation and warranty must be made during that period.

(d) Each party hereby agrees to indemnify and save the other party harmless of and from any loss, liability, claim, damage, cost or expense of any nature whatsoever (including, without limitation) reasonable legal fees and disbursements) suffered or incurred as a result of any breach of any representations, warranties or covenant of such party set forth herein.

5. Notices

Any notice or other document which is required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered personally (including by courier service) or if sent by telecopier at the following addresses:

(a) to the Purchasers at:

VantagePoint Venture Partners

1001 Bayhill Drive, Suite 300

San Bruno, California, 94066, USA

Attention:             General Counsel

Fax:                       (650) 869-6078

(b) to the Company at:

10145 Pacific Heights Boulevard, Suite 500

San Diego, California, 92121

Attention:              President

Fax:                       (858) 450-9929

or at such other address as either party may from time to time advise the other by notice in writing. Any notice so given shall be deemed to have been given and received on the date of delivery if a business day and, if not a business day, then on the next succeeding business day.

6. Assignment and Termination

This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, including, in respect of each Purchaser, in respect of any beneficial owners or partners of each Purchaser to whom the Securities or underlying Common Shares may be distributed during the term of this Agreement. Notwithstanding any other provision hereof, any termination of this letter agreement as contemplated herein shall not affect the indemnification obligations of the parties under Section 4(b) above, which shall survive indefinitely, or the agreement of the Purchaser set forth in Section 3 hereof, which shall survive until the conversion of all outstanding Securities.

7. Further Assurances

Each Purchaser and the Company agree to do all such acts and things and to execute and deliver all such documents, instruments and agreements as may be necessary or advisable in the reasonable opinion of the other party to give effect to the provisions and the purpose and intent of this letter agreement.

8. Interpretation

Unless otherwise indicated, all dollar amounts referred to in this letter agreement are in Canadian currency. As used herein, the term “business day” means any day other than a Saturday or Sunday upon which banks are open for business in San Diego, California and San Francisco, California and the term “day” means a calendar day. The terms “hereof”, “herein”, “in this letter agreement” and similar expressions refer to this letter agreement in its entirety, including all Schedules hereto, which form an integral part hereof. The term “person” means and includes any individual, partnership, limited partnership, joint venture, sole proprietorship, company or corporation, unincorporated association, trust, trustee, administrator or other legal personal representative, government or governmental agency, authority or entity however designated or constituted.

9. Governing Law, etc.

This letter agreement shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Time shall be of the essence of this letter agreement.

10. Dispute Resolution

In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees and costs incurred in connection with any arbitration.

11. Entire Agreement

This letter agreement (together with its Schedules) constitutes the entire understanding, contract and agreement between the parties hereto pertaining to the subject matter hereof and supersedes all other prior oral and written understandings, agreements or contracts, formal or informal, between the parties hereto or their representatives or affiliates with respect thereto.

If this letter accurately reflects the terms of the arrangement between us and if such definitive terms are agreed to by you, please communicate acceptance by executing a copy of this letter where indicated below and delivering the same to the Purchasers at the address indicated above, whereupon this letter shall constitute a valid and binding agreement between us. If acceptance has not been so communicated at or prior to that time on that date, this agreement shall be null and void and of no further force or effect of any nature whatsoever.

Yours very truly, BAKBONE SOFTWARE INCORPORATED

by	/s/ KEITH RICKARD
Keith Rickard President

by	/s/ JOHN FITZGERALD
John Fitzgerald Chief Financial Officer

The foregoing accurately reflects the terms of the arrangement between us and such terms are hereby agreed to by us.

DATED as of the              day of November, 2003.

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P., by VANTAGEPOINT VENTURE ASSOCIATES IV L.L.C., its General Partner

by	/s/ ALAN SALZMAN
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P., by VANTAGEPOINT VENTURE ASSOCIATES IV L.L.C., its General Partner

by	/s/ ALAN SALZMAN
Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P., by VANTAGEPOINT VENTURE ASSOCIATES IV L.L.C., its General Partner

by	/s/ ALAN SALZMAN
Managing Member

Schedule A

Representations and Warranties of the Company

The Company hereby represents and warrants to each Purchaser as follows:

(a)	the execution and delivery by the Company of the letter agreement and the performance by it of its obligations thereunder:

(i)	are within its corporate power and have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on the part of the Company are necessary to authorize the entering into by the Company of the letter agreement, the performance by the Company of its obligations thereunder or the completion of the matters contemplated therein; and

(ii)	are not in violation of, and will not result in a violation or breach of or a default under, the terms or provisions of any law, regulation, license, permit, lease, authorization, order, agreement, covenant, undertaking or other document or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their respective properties or assets is bound;

(b)	the letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms; and

(c)	the Company is not presently aware of any material adverse change or effect to the Company’s business and operations other than as set forth in the Company’s public disclosure documents, as filed on SEDAR and with the Securities and Exchange Commission.

Schedule B

Representations and Warranties of the Purchasers

Each of the Purchasers severally (and not jointly and severally) hereby represents and warrants to the Company as follows:

(a)	The execution and delivery by the Purchaser of the letter agreement and the performance by it of its obligations thereunder:

(i)	are within its partnership power and have been duly authorized by all partnership action on its part and no other proceedings on the part of the Purchaser are necessary to authorize the entering into by the Purchaser of the letter agreement, the performance by the Purchaser of its obligations thereunder or the completion of the matters contemplated therein; and

(ii)	are not in violation of, and will not result in a violation or breach of or a default under, the terms or provisions of any law, regulation, license, permit, lease, authorization, order, agreement, covenant, undertaking or other document or instrument to which it is a party or by which it or any of its properties or assets is bound; and

(b)	the letter agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.